CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees and Shareholders
Putnam Emerging Markets Fund and Putnam International Fund:

We consent to the use of our reports dated October 4, 2001 and October 3, 2000, respectively incorporated in this Registration Statement by reference, to the Putnam Emerging Markets Fund and Putnam International Fund and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Accountants and Financial Statements" in the Statement of Additional Information.

                                                /s/KPMG LLP
Boston, Massachusetts
December 26, 2001